Exhibit 10.12

TIERONE BANK
FIFTH AMENDED AND RESTATED
CONSULTATION PLAN FOR DIRECTORS

FOREWORD

TierOne Bank (“Bank”) hereby approves and adopts this TierOne Bank Fifth Amended and Restated Consultation Plan for Directors (“Plan”), effective as of December 17, 2008 (the “Effective Date”).  This Plan supersedes in its entirety the Bank’s Fourth Amended and Restated Consultation Plan for Directors, which was previously amended and restated as of July 27, 2006.

This Plan is being amended and restated in order to comply with the requirements of Section 409A of the Code (as defined below), including the guidance issued to date by the Internal Revenue Service (the “IRS”) and the final regulations issued by the IRS in April 2007.

The Plan is intended to promote the interests of the Bank by providing: (i) an added incentive to continue service to the Bank, (ii) for the continued advice of retiring members of its Board of Directors, and (iii) eligible Directors with retirement income.

This Plan, upon its Effective Date, hereby amends, restates and supersedes all prior plans of the Bank purporting to grant benefits of a similar nature to its present or retiring Directors, and specifically supersedes and replaces Board Resolution BD 04-7-21.

SECTION 1
DEFINITIONS

As used herein, the following terms shall have the following respective meanings, unless a different meaning is required by the context:

1.1           “Bank” means TierOne Bank, a federal savings bank or its successor-in-interest.

1.2
“Beneficiary” means the one person designated by the Participant on the Beneficiary designation form to receive benefits, if any, to which the Participant was entitled at the time of the Participant’s death. If there is no valid Beneficiary designation form on file at the time of the Participant’s death, the Participant’s Spouse shall be the Beneficiary, if living.

1.3	“Board of Directors” means the Board of Directors of the Bank or its successor-in-interest.

1.4	“Chairman” means any member of the Board of Directors who was formally elected and served the Board of Directors of the Bank as its Chairman for at least three (3) years of Service.

1.5	“Change of Control” means a change in the ownership of the Bank or the Holding Company, a change in the effective control of the Bank or the Holding Company or a change in the ownership of a substantial portion of the assets of the Bank or the Holding Company, in each case as provided under Section 409A of the Code and the regulations thereunder.

1.6           “Code” mean the Internal Revenue Code of 1986, as amended.

1.7	“Committee” means the Committee designated by the Board of Directors to administer the Plan pursuant to Section 5.

1.8
“Consulting Agreement” means the consulting agreement by and between a Participant and the Bank after such Participant ceases to be a Director, pursuant to which the Participant agrees to provide consulting services to the Bank as, and if, requested from time to time by the Board of Directors, not to exceed four (4) days each month, provided that to the extent a Participant does not provide services to the Bank under the Consulting Agreement during any month during the term of the Consulting Agreement or provides less than four (4) days of services during any such month, such non-provided days shall accumulate and carryover; however, the Participant shall not be obligated in any month during the term of the Consulting Agreement to provide more than twelve (12) days of consulting services and any accumulated days of consulting services existing on the termination of the Consulting Agreement shall lapse.

1.9           “Director” means a member of the Board of Directors of the Bank.

1.10
“Disability” means a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank or the Participant’s Employer (or would have received such benefits if the Participant had been eligible to participate in such plan).

1.11	“Effective Date” means the last date reflected in the first sentence of this Plan.

1.12	“Holding Company” means TierOne Corporation, the parent corporation of the Bank.

1.13	“Participant” means a Director or former Director who participates in the Plan pursuant to Section 2.

1.14	“Plan” means the TierOne Bank Fourth Amended and Restated Consultation Plan for Directors as herein set forth, and as may be amended from time to time.

1.15	“Retirement Date” means the date on which a Participant has a cessation of or decline in Service, including termination thereof based upon the death or Disability of the

Participant, a Change of Control, or otherwise by the action of the Participant or the Bank, which cessation of or decline in Service constitutes a Separation from Service.

1.16	“Service” means membership on the Board of Directors as a Director, including membership on the Board of Directors as a Director prior to the Effective Date.

1.17
“Separation from Service” means a termination of the Director’s services (whether as an employee, consultant or independent contractor) to the Bank (including companies which are deemed to be part of a controlled group of corporations with the Bank for purposes of Treasury Regulation §1.409A-1(h)) for any reason.  Whether a Separation from Service has occurred shall be determined in accordance with the requirements of Section 409A of the Code based on whether the facts and circumstances indicate that the Bank and the Director reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee, consultant or independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee, consultant or independent contractor) over the immediately preceding thirty-six (36) month period.

1.18
“Specified Employee” means a key employee as defined in Section 416(i) of the Code (without regard to Section 416(i)(5) of the Code) and as otherwise defined in Section 409A of the Code and the regulations thereunder.

1.19           “Spouse” means the spouse of a Participant at the Participant's date of death.

Except where otherwise clearly indicated by the context, any masculine terminology used herein shall include the feminine and vice versa, and the definition of any term herein in the singular shall include the plural and vice versa.

SECTION 2
PARTICIPATION

2.1           Commencement of Participation.

All Directors are and shall become Participants in the Plan. All new Directors shall become Participants immediately upon the commencement of the individual’s Service as a Director.

2.2           Continuation of Participation.

A Director who has become a Participant shall continue as a Participant as long as he or she continues to be a Director or is entitled to benefits under the Plan.

SECTION 3
RETIREMENT BENEFITS

3.1           Entitlement to Benefits.

(a)           A Participant who:
(i)	has ten (10) or more years of Service as of the Participant’s Retirement Date; and
(ii)	if requested by the Board of Directors or the Bank, executes the Consulting Agreement within 30 days after the Participant’s Retirement Date; and
(iii)
provided a Consulting Agreement is executed by the Participant as provided herein, continues to provide the services agreed to in the Consulting Agreement, unless relieved of such services through the judgment of the Board of Directors under Section 4.2 of the Plan;

shall have a vested right to receive retirement benefits determined under the first sentence of Section 3.2 below.

(b)           A Participant who:
(i)	has five (5) or more years, but less than ten (10) years, of Service as of the Participant’s Retirement Date; and
(ii)	if requested by the Board of Directors or the Bank, executes the Consulting Agreement within 30 days after the Participant’s Retirement Date; and
(iii)
provided a Consulting Agreement is executed by the Participant as provided herein, continues to provide the services agreed to in the Consulting Agreement, unless relieved of such services through the judgment of the Board of Directors under Section 4.2 of the Plan;

shall have a vested right to receive fifty percent (50%) of the retirement benefits determined under the first sentence of Section 3.2 below.

(c)
In the event a Participant does not satisfy any of the requirements of Sections 3.1(a) or 3.1(b) above as of the Participant’s Retirement Date and the Participant terminates Service because of a Change of Control while actively serving as a member of the Board of Directors, such Participant shall have a vested right to receive fifty percent (50%) of the retirement benefits determined under the first sentence of Section 3.2 below.

(d)
Notwithstanding the foregoing, no benefits may be paid to a Participant if a cease and desist order has been entered by the Office of Thrift Supervision (“OTS”) or any other regulatory body or agency regulating the activities of the Bank requiring the Participant to cease participating in the affairs of the Bank.

3.2           Amount of Benefits.
The annual benefit payable under the provisions of Section 3.1(a) above to a Participant each year shall be equal to the average of the annual monthly Board fees and yearly retainer, if any, paid to the Participant for the last three (3) years of Service prior to the Retirement Date, as reduced by the following percentage for each respective such year:

Year	Percent Reduction
Year 1	0%
Year 2	20%
Year 3	40%
Year 4	60%
Year 5	80%

The annual benefit payable under the provisions of Sections 3.1(b) or 3.1(c) above to a Participant for each such respective year shall be equal to fifty percent (50%) of the amount determined in the first sentence of this Section 3.2.

3.3           Extra Chairman Benefits.
An additional benefit in the same amount as paid to retired Participants shall be paid to any Participant who also served as a Chairman, as defined in Section 1. This benefit is paid to a retired Chairman in addition to the benefits paid as a retired Participant.

3.4           Duration of Benefits.
Retirement benefits determined under Section 3.2 shall be paid monthly, in installments of 1/12th of the annual amount for each respective year, commencing on the Participant’s Retirement Date for a maximum of five (5) years; provided, however, that if a Participant is a Specified Employee, the monthly installments shall commence on the first day of the month following the lapse of six months after the Participant’s Retirement Date, with the first installment to equal 7/12ths of the annual amount for the first year and with each subsequent monthly installment to equal 1/12th of the annual amount for each respective year.

3.5           Post Retirement Date Death Benefit.
If a Participant dies: (i) after the Participant’s Retirement Date, but while still a Participant in this Plan and prior to receiving five (5) years of benefit participation under the Plan, or (ii) while serving as a Director who satisfies any of the requirements of Section 3.1 above, any remaining unpaid benefits or benefits payable under Section 3.2 above shall be paid to the Participant’s Beneficiary in monthly installments. If a Participant’s Beneficiary should die prior to receiving all of the benefits to which he or she otherwise would have been entitled under this Section 3.5, no remaining benefits shall be paid and the Bank shall be discharged of all further obligations of any kind.

3.6           Suspension of Benefits.
Notwithstanding the foregoing, no payments or portions thereof shall be made under this Plan if such payment or portion thereof would result in the Bank failing to meet its minimum capital requirements. Any payments or portions thereof which have been suspended shall remain suspended until such time as their payment would not result in a failure to meet the Bank’s minimum capital requirements. Any portion of benefit payments which have not been suspended will be paid on an equitable basis, pro rata based upon amounts due each Participant or Beneficiary, among all eligible Participants and Beneficiaries.

3.7           Unfunded Plan.
The Plan is intended to constitute an “unfunded” plan for the payment of deferred compensation. With respect to any payments not yet made to a Participant, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Bank. In its sole discretion, the Board of Directors may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan.

SECTION 4
MISCELLANEOUS

4.1           Restriction Against Assignment.
It is a condition of the Plan, and all rights of each Participant shall be subject thereto, that no right or interest of any Participant in the Plan and no benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any action by way of anticipating, alienating, selling, transferring, assigning, pledging, encumbering, or charging the same shall be void and of no effect; nor shall any such right, interest or benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the person entitled to such right, interest or benefit, except as specifically provided in this Plan.

4.2           Payments in the Event of Incompetence.
If any person entitled to receive any benefits hereunder is, in the judgment of the Committee, legally, physically, or mentally incapable of personally receiving and receipting for any distribution, the Committee may direct that any distribution due such person, unless claim has been made therefor by a duly appointed legal representative, be made to his or her spouse, children or other dependents, or to a person with whom he or she resides, and any other distribution so made shall be a complete discharge of the liabilities of the Plan.

4.3           No Right to Continue as Director.
The establishment of the Plan shall not be construed as conferring any rights upon any Director for continuation of service as a Director, nor shall it be construed as limiting in any way the right of the Bank to treat him without regard to the effect which such treatment might have upon him as a Participant under the Plan.

4.4           Discharge of Plan Obligations.
The determination of the Committee as to the identity of the proper payee of any benefit payment and the amount properly payable shall be conclusive, and payments in accordance with such determination shall constitute a complete discharge of all obligations on account thereof.

4.5           Confidentiality.
It is a condition of the Plan that each Participant shall keep confidential and shall not disclose to any third party or use for the Participant’s own benefit or the benefit of any third party, without the prior written consent of the Bank, any information, data, trade secrets, know-how, processes, procedures, methods, discoveries, or improvements of the Bank of which the Participant learns or discovers as a result of such Participant’s (i) Service or (ii) provision of services under such Participant’s Consulting Agreement. The parties hereby agree and acknowledge that all documents or plans either owned or possessed by the Bank are, and shall be and remain, the sole and exclusive property of the Bank for all purposes and at all times.  Each Participant’s and any Beneficiary’s rights under or pursuant to the Plan shall be subject to compliance by the Participant and the Beneficiary with the terms and provisions hereof.

4.6           Agreement Not to Compete.
It is a condition of the Plan that no Participant shall during the Participant’s term as a Director or during the term of such Participant’s Consulting Agreement, without the prior express written consent of the Bank in each instance, engage directly or indirectly in any business or activity competitive with or adverse to the business or welfare of the Bank (as determined by the Committee), whether as a proprietor, partner, member, manager, joint venturer, agent, representative, employee, consultant, officer, shareholder or director of a corporation, limited liability company, partnership or other entity.  Each Participant’s and any Beneficiary’s rights under or pursuant to the Plan shall be subject to compliance by the Participant with the terms and provisions hereof.

4.7           Regulatory Provisions.
Notwithstanding any other provision of this Plan to the contrary, any payments made to a Participant pursuant to this Plan, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. § 1828(k)) and the regulations promulgated thereunder, including 12 C.F.R. Part 359.

SECTION 5
ADMINISTRATION OF THE PLAN

5.1           Administration of the Plan.
Administration of the Plan shall be the responsibility of the Committee.

5.2           Responsibility of the Committee.
The Committee shall be responsible for the administration, operation and interpretation of the Plan. The Committee shall establish rules from time to time for the transaction of its business. It shall have the exclusive right to interpret the Plan and to decide any and all matters arising thereunder or in connection with the administration of the Plan, and it shall endeavor to act, whether by general rules or by particular decisions, so as not to discriminate in favor of any person or class of person. Such decisions, actions and records of the Committee shall be conclusive and binding upon the Bank and all persons having or claiming to have any right or interest in or under the Plan.

5.3           Claims Procedure.
In the event that any Participant or other payee claims to be entitled to a benefit under the Plan, and the Committee determines that such claim should be denied in whole or in part, the Committee shall, in writing, notify such claimant within 90 days of receipt of such claim that his or her claim has been denied, setting forth the specific reasons for such denial. Such notification shall be written in a manner reasonably expected to be understood by such Participant or other payee and shall set forth the pertinent sections of the Plan relied on, and where appropriate, an explanation of how the claimant can obtain review of such denial. Within 60 days after receipt of such notice, such claimant may request, by mailing or delivery of written notice to the Committee, a review by the Committee of the decision denying the claim. If the claimant fails to request such a review within such 60 day period, it shall be conclusively determined for all purposes of this Plan that the denial of such claim by the Committee is correct. If such claimant requests a review within such 60 day period, the Participant or other payee shall have 30 days after filing a request for review to submit additional written material in support of the claim. Within 60 days after the later of its receipt of the request for review or the Participant’s submission of additional written material, the Committee shall determine whether such denial of the claim was correct and shall notify such claimant in writing of its determination. If such determination is favorable to the claimant, it shall be binding and conclusive. If such determination is adverse to such claimant, it shall be binding and conclusive unless the claimant notifies the Committee within 90 days after the mailing or delivery to him or her by the Committee of its determination, that the claimant intends to institute legal proceedings challenging the determination of the Committee, and actually institutes such legal proceedings within 180 days after such mailing or delivery.

5.4           Limitation on Liability.
The Committee shall not be liable for any act or omission on its part, excepting only its own willful misconduct or gross negligence or except as otherwise expressly provided by applicable law. To the extent permitted by applicable law, and not otherwise covered by insurance, the Bank shall indemnify and save harmless the Committee members against any and all claims, demands, suits or proceedings in connection with the Plan that may be brought by Participants or by any other person, corporation, entity, government or agency thereof; provided, however that such indemnification shall not apply with respect to acts or omissions of willful misconduct or gross negligence. The Board of Directors, at the expense of the Bank, may settle such claim or demand asserted, or suit or proceedings brought, against the Committee when such settlement appears to be in the best interest of the Bank.

5.5           Agent for Service of Process.
The Committee or such other person as may from time to time be designated by the Committee shall be the agent for service of process under the Plan.

SECTION 6
AMENDMENT OF THE PLAN

6.1           Plan Amendments.
This Plan may be wholly or partially amended or otherwise modified at any time by the Board of Directors, provided, however, that no amendment or modification shall have any retroactive effect so as to deprive any person of any benefit already vested or accrued without the consent of such person.  In addition, notwithstanding anything in this Plan to the contrary, the Board of Directors may amend in good faith any terms of this Plan, including retroactively, in order to comply with Section 409A of the Code.

SECTION 7
DISCONTINUANCE OF THE PLAN

7.1           Termination of Plan.
The Plan may be terminated at any time by the Board of Directors by written notice to the Committee at the time acting hereunder. In the event of the termination of the Plan, Participants with a vested right under Section 3.1 of the Plan shall continue to receive benefits as described herein under all the terms of this Plan. No person who at the time of the termination of this Plan does not then have a fully vested right or who is otherwise ineligible for payment of benefits shall receive any benefit under this Plan.

SECTION 8
CONSTRUCTION OF THE PLAN

8.1           Construction of the Plan.
The validity of the Plan or any of the provisions thereof shall be determined under and shall be construed according to the laws of the State of Nebraska.

8.2           Headings.
Headings or titles to sections or paragraphs in this document are for convenience of reference only and are not part of the Plan for any other purposes.

8.3           Supersede Prior Plans.
Upon the Effective Date of the Plan, all prior plans or arrangements are hereby amended, restated and superseded by this Plan, and the Plan specifically supersedes and replaces Board Resolution BD 04-7-21.

IN WITNESS WHEREOF, and as evidence of the adoption of the Plan by the Board of Directors of the Bank, the Bank has caused the same to be signed by its officer duly authorized, and its corporate seal to be affixed hereto.

ATTEST:                                                                                                                      TIERONE BANK

/s/ Judith A. Klinkman                                                                By:  /s/ Gilbert G. Lundstrom
Judith A. Klinkman, Assistant Secretary                                                                                 Gilbert G. Lundstrom, Chairman and
                         Chief Executive Officer

TIERONE BANK
FOURTH AMENDED AND RESTATED
CONSULTATION PLAN FOR DIRECTORS

DESIGNATION OF BENEFICIARY

I hereby designate the one following named beneficiary to receive from the Fourth Amended and Restated Consultation Plan For Directors of TierOne Bank (the “Plan”) any amounts payable pursuant to said Plan by reason of my death:

Beneficiary

______________________________________
Name

______________________________________________________________
Address                      Street                      City                       State

______________________________________	______________________________________
Social Security Number	Date of Birth

Further, that it shall be the responsibility of said beneficiary to notify the Corporate Secretary at the home office of the Bank of any change in address.

Further, unless I have a Designation of Beneficiary in effect at the time an amount becomes payable to a Beneficiary, that amount will be paid in accordance with Section 1.2 of the Plan.

Further, that upon the death of the Beneficiary, no remaining benefits will be paid.

______________________________________
Director
______________________________________
Social Security Number
Date Accepted______________________________
By:_______________________________________
Title:______________________________________